SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement



[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                TSI Incorporated
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                TSI INCORPORATED

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                                TSI INCORPORATED

                           --------------------------


To the Stockholders of TSI Incorporated:

PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of TSI Incorporated will be held on Thursday, July 22, 1999, at 9:30 a.m., Central Daylight Time, at 500 Cardigan Road, Shoreview, Minnesota 55126 for the following purposes:

     1.   To elect three directors of TSI nominated by TSI.

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of TSI for the fiscal year ending March 31, 2000.


     3. To consider all proposals presented by John J. Fauth or his affiliates in their proxy statement, as preliminarily filed on July 1, 1999.


     4. To transact such other business as may properly come before the meeting.

Accompanying this Notice are a Proxy, Proxy Statement and a copy of TSI's Annual Report for the fiscal year ended March 31, 1999. Whether or not you expect to be present at the meeting, please sign and date the white proxy card and return it in the enclosed envelope provided for that purpose. The white proxy card may be revoked at any time prior to the time that it is voted. Only stockholders of record at the close of business on May 27, 1999, will be entitled to vote at the meeting.

By Order of Your Board of Directors,

/s/ Laura J. Cochrane

Laura J. Cochrane
Secretary



July 2, 1999

                                TSI INCORPORATED
                                500 CARDIGAN ROAD
                           SHOREVIEW, MINNESOTA 55126
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 22, 1999

                                -----------------
                                 PROXY STATEMENT
                                -----------------


                                     GENERAL

The Annual Meeting of Stockholders of TSI Incorporated will be held on Thursday, July 22, 1999, at 9:30 a.m., Central Daylight Time, at TSI's corporate offices, 500 Cardigan Road, Shoreview, Minnesota 55126, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Your Board of Directors solicits the enclosed proxy. Such solicitation is being made by mail, and may also be made by directors, officers, and regular employees of TSI personally or by telephone. We have also engaged Corporate Investor Communications, Inc. ("CIC") to assist us as is discussed later in this Proxy Statement. Any proxy given pursuant to such solicitation may be revoked by the stockholder at any time prior to the voting thereof by so notifying TSI in writing at the above address, attention: Robert F. Gallagher, Vice President and Chief Financial Officer, or by appearing in person at the meeting. Shares represented by proxies will be voted as specified in such proxies, and if no choice is specified, will be voted:

     * FOR your Board of Directors' nominees named in this Proxy Statement (this is Proposal 1 on your white proxy card);

     * FOR ratifying the appointment of KPMG Peat Marwick LLP as the independent auditors of TSI for the current fiscal year (this is Proposal 2 on your white proxy card); and


     * AGAINST all article and bylaw amendment proposals presented by John J. Fauth or his affiliates in their proxy statement, as preliminarily filed on July 1, 1999. We believe that voting against these amendments will inhibit Mr. Fauth's efforts to buy or sell TSI at less than what we believe is its full value (these are Proposals 3 through 8 on your white proxy card).


Common Stock, $.10 par value ("Common Stock"), of which there were 11,234,982 shares outstanding on the record date, constitutes the only class of outstanding voting securities issued by TSI. Each stockholder will be entitled to cast one vote in person or by proxy for each share of Common Stock held by the stockholder. Only stockholders of record at the close of business on May 27, 1999, will be entitled to vote at the meeting.

All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the material enclosed herewith shall be paid by TSI. TSI may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of stock.



THIS PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT JULY 2, 1999.




                                 VOTE REQUIRED

Under TSI's bylaws, at all stockholder meetings with a quorum (i.e., at least a majority of the shares entitled to vote at the meeting) present, matters shall generally be decided by the vote of holders of a majority of our shares present in person or by proxy and entitled to vote. Abstentions are not counted as "for" or "against" votes, but are counted in the total number of votes present and entitled to vote for passage of a proposal. This has the effect of abstentions being treated as "no" votes. Broker nonvotes are considered shares present for quorum purposes, but they are not considered shares entitled to vote, are not counted in the total number of votes, and have no effect on the outcome of voting.

The election of each Board recommended nominee (proposal 1) and ratification of auditors (proposal 2) requires the affirmative vote of the stockholders holding at least a majority of Common Stock voting in person or by proxy at the Annual Meeting.

Assuming that a quorum is present or represented by proxy at the Annual Meeting, adoption of proposals 3, 6 and 7 presented by Mr. Fauth and his affiliates in their preliminary proxy statement dated July 1, 1999, requires the affirmative vote of the majority of stockholders entitled to vote, present and represented in person or by proxy at the Annual Meeting.

Based upon our understanding of Article VIII of our articles of incorporation, we believe adoption of JJF Group proposals 4, 5 and 8 requires the affirmative vote of the holders of 75% of the voting power of all shares entitled to vote. We believe Article VIII of our articles requires this super-majority approval for any proposals that are inconsistent with the provision in our articles that "The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors...." We believe this is provided by the last sentence of Article VIII which reads as follows: "The affirmative vote of the holders of at least 75% of the voting power of all of the shares of this corporation entitled to vote for the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII." We believe the JJF Group proposals 4 and 8 to amend our articles and proposal 5 to amend our bylaws are inconsistent with this mandate and are therefore subject to the super-majority approval requirement. The application of
Article VIII to proposals such as these has not been tested before. It is possible that the application of the super-majority approval requirement to proposals 4, 5 and 8 will be challenged in a lawsuit and its application to the three proposals will ultimately be decided by a court of law.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

TSI's Articles of Incorporation establish the maximum number of directors at nine and provide that the exact number of directors shall be established by a resolution adopted by a majority of the entire Board of Directors. Your Board of Directors has adopted a resolution establishing the number of directors at eight, effective as of the 1998 Annual Meeting. There are no vacancies on the Board of Directors.

All directors of TSI serve for a term of three years or until their successors are elected and qualified. The three-year terms are staggered. The terms of office of Joseph C. Levesque and Donald M. Sullivan expire upon the election of directors at the 2001 Annual Meeting of Stockholders; the terms of office of Frank D. Dorman, Kenneth J. Roering, and Lawrence J. Whalen expire upon election of directors at the 2000 Annual Meeting of Stockholders; and the terms of office of John F. Carlson, Lowell D. Nystrom, and James E. Doubles expire upon the election of directors at the 1999 Annual Meeting of Stockholders scheduled for July 22, 1999. Further information about each of TSI's current directors is set forth below.

Your Board of Directors recommends a vote in favor of MESSRS. CARLSON, NYSTROM, AND DOUBLES to be re-elected to serve as directors of TSI, each for a term expiring at the Annual Meeting of Stockholders in 2002. Unless otherwise specified, proxies solicited by your Board of Directors will be voted FOR the election of MESSRS. CARLSON, NYSTROM, AND DOUBLES.

John J. Fauth is the Chairman, President and Chief Executive Officer of Churchill Industries, Inc. Mr. Fauth is planning to nominate himself and two of his subordinate officers at Churchill in opposition to the nominees recommended by your Board. He is also the sole director and sole stockholder of JJF Group, Inc., an entity he recently formed to solicit proxies in opposition to your Board and to provide a corporate entity to participate in his efforts to acquire TSI.

Mr. Fauth's two other nominees work for him at Churchill and own no shares of TSI. Whose interest do you think his nominees will be looking out for? We think this is a clear conflict of interest in light of Mr. Fauth's announced intention to take TSI private. Please do not vote for Mr. Fauth or his two hand-picked nominees to sit on your Board.

WE URGE YOU TO VOTE IN FAVOR OF THE ELECTION OF YOUR BOARD RECOMMENDED DIRECTOR NOMINEES BY VOTING FOR PROPOSAL 1 ON THE ENCLOSED WHITE PROXY CARD.


Although your Board of Directors has no reason to believe that Mr. Carlson, Mr. Nystrom, or Mr. Doubles will be unable to serve as a director, if that contingency should occur, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee designated by your Board of Directors, unless the Board determines to reduce its size appropriately.

---------------------------------------------------------------------------------------------

   NAME, AGE, AND
     POSITIONS         DIRECTOR                PRINCIPAL OCCUPATION AND             *TERM OF
     WITH TSI           SINCE                CERTAIN OTHER DIRECTORSHIPS            DIRECTOR
---------------------------------------------------------------------------------------------
John F. Carlson          1987       Chairman, Excorp Medical, Inc., a medical         2002
60, Director                        technology company since 1995. Mr. Carlson
                                    was Chairman and CEO of Cray Research. Inc.
                                    from 1993 to May 1995, and an officer and
                                    director of Cray Research, Inc., for more
                                    than five years through May 1995. Mr. Carlson
                                    is a director of Ancor Communications, Inc.
                                    and Ultradata Corporation.

---------------------------------------------------------------------------------------------
Frank D. Dorman          1961       Part-time employee of TSI and Consultant to       2000
64, part-time                       Biomedicus-Medtronics for more than five
employee and a                      years. Prior to February 1997, Mr. Dorman was
Director                            a part-time Scientist at the University of
                                    Minnesota for more than five years.

---------------------------------------------------------------------------------------------
James E. Doubles         1990       Chairman, President and CEO since July 1998.      2002
58, Chairman,                       President and Chief Executive Officer of TSI
President, Chief                    since July 1997, President and Chief
Executive Officer                   Operating Officer of TSI from July 1992 until
and a Director                      July 1997.

---------------------------------------------------------------------------------------------
Joseph C. Levesque       1997       Chairman, President and Chief Executive           2001
54, Director                        Officer of Aetrium Incorporated for more than
                                    five years. Aetrium Inc. is manufacturer of
                                    electro-mechanical devices for automatic
                                    testing and handling processes in
                                    semiconductor manufacturing.

---------------------------------------------------------------------------------------------
Lowell D. Nystrom        1961       Senior Vice President of TSI since December       2002
63, Senior Vice                     1997; Vice President, and a Director
President                           Treasurer and Chief Financial Officer of TSI
                                    from 1961 to December 1997.

---------------------------------------------------------------------------------------------
Kenneth J. Roering       1987       Paul S. Gerot Chair in Marketing, Professor       2000
57, Director                        of Marketing in the Carlson School of
                                    Management at the University of Minnesota for
                                    more than five years. Mr. Roering is a
                                    director of Arctic Cat, Inc., Sheldahl Inc.,
                                    and Transport Corporation of America.

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------

   NAME, AGE, AND
     POSITIONS         DIRECTOR                PRINCIPAL OCCUPATION AND             *TERM OF
     WITH TSI           SINCE                CERTAIN OTHER DIRECTORSHIPS            DIRECTOR
---------------------------------------------------------------------------------------------
Donald M. Sullivan       1977       Self-employed Director and Consultant since       2001
63, Director                        February 1999. Mr. Sullivan was Chairman of
                                    MTS Systems Corporation, a manufacturer of
                                    factory automation and testing equipment,
                                    prior to February 1999, and was President and
                                    Chief Executive Officer of MTS Systems
                                    Corporation for more than five years until
                                    March 1998. Mr. Sullivan is a director of ADC
                                    Telecommunications, Inc. and NT
                                    International.

---------------------------------------------------------------------------------------------
Lawrence J. Whalen       1983       Retired since January 1999. From June 1994        2000
64, Director                        until December 1998, Principal, Lawrence
                                    Whalen Associates, Management Consultant
                                    specializing in medical products and high
                                    technology businesses. Mr. Whalen was Chief
                                    Executive Officer of Minneapolis Children's
                                    Medical Center, a tertiary care pediatric
                                    hospital, from March 1992 to June 1994.

---------------------------------------------------------------------------------------------

--------------------
*Assuming the reelection or election of your Board's nominees.


John F. Carlson and Donald M. Sullivan are members of your Board of Director's Audit Committee. Kenneth J. Roering is an alternate member of the Audit Committee. During fiscal 1999, this Committee met two times. The functions of the Audit Committee include recommending to your Board of Directors, subject to stockholder approval, the independent auditors; reviewing the results of the annual audit; reviewing the adequacy of accounting and financial controls; and instructing the auditors, as deemed appropriate, to undertake special assignments.

James E. Doubles, Lawrence J. Whalen, and Joseph C. Levesque are members of the Board of Director's Director Affairs Committee. Kenneth J. Roering is an alternate member of the Director Affairs Committee. This newly formed Committee did not meet in fiscal 1999. The functions of the Director Affairs Committee include reviewing committee assignments and performance of Board members.

John F. Carlson, Joseph C. Levesque, Kenneth J. Roering, Donald M. Sullivan, and Lawrence J. Whalen are members of the Committee of Outside Directors. During fiscal 1999, this Committee met two times. The Committee of Outside Directors reviews and recommends to your Board of Directors salaries and incentive compensation plans for senior management. The Committee of Outside Directors also administers TSI's Stock Option Plan of 1992 in which employee directors participate.

During fiscal 1999, your Board of Directors of TSI met eight times. During this period all directors attended 87% or more of the aggregate of the total number of meetings of your Board of Directors and all committees of the Board of Directors on which they served.

                                 PROPOSAL NO. 2
                                    AUDITORS


Your Board of Directors has appointed KPMG Peat Marwick LLP, who served as independent auditors of TSI for the fiscal year ended March 31, 1999, as independent auditors of TSI for the fiscal year ending March 31, 2000, it being intended that such appointment would be presented for ratification to the stockholders. Your Board of Directors recommends that the stockholders vote in favor of ratification of the appointment of KPMG Peat Marwick LLP by voting FOR Proposal No. 2 on the enclosed white proxy card. Unless otherwise specified, proxies solicited by your Board of Directors will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP. A representative of KPMG Peat Marwick LLP, who will have an opportunity to make a statement if he or she so desires, will be present at the meeting and will be available to respond to appropriate questions.


WE URGE YOU TO VOTE IN FAVOR OF RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR TSI BY VOTING FOR PROPOSAL 2 ON THE ENCLOSED WHITE PROXY CARD.


                              PROPOSALS 3 THROUGH 8
               THESE PROPOSALS ARE BEING MADE BY THE JJF GROUP AND
                        WE URGE YOU TO VOTE AGAINST THEM

BACKGROUND TO CURRENT PROXY CONTEST

Your Board of Directors has been aware of Mr. John J. Fauth's interest in TSI for some time. On November 25, 1998, two of your Board members met with Mr. Fauth. These members reported on their meeting with Mr. Fauth at the December 10, 1998, board meeting and Mr. Fauth's interest was discussed. Mr. Doubles met with Mr. Fauth, and Mr. Fauth reaffirmed his interest in TSI, including his interest in taking the company private. Mr. Doubles reported these discussions to your Board at the March 26, 1999, board meeting. At that time your Board also discussed Mr. Fauth's March 11, 1999, letter in which he proposes taking TSI private, our five-year projections for revenue, earnings and earnings per share, data on TSI's stock history for a two-year period, and information submitted by management outlining various valuation methods and providing preliminary estimates of TSI's stock value. After discussion, your Board determined it needed further study of the matter, and management was directed to bring advisors to the April board meeting who could give an educational presentation and provide insights on means of enhancing stockholder value.

At the April 23, 1999, board meeting, a principal of William Blair & Company, an investment banking firm, made a presentation on possible ways to enhance stockholder value. He also discussed market statistics of various companies, including measurement and control instrumentation companies. Following that presentation, your Board unanimously agreed to reject Mr. Fauth's overture. We agreed that remaining as an independent public company was in the long-term best interest of TSI's stockholders. Mr. Doubles communicated this to Mr. Fauth by letter dated April 27, 1999.

On May 13, 1999, two attorneys representing Mr. Fauth met with our counsel. They advised our counsel that Mr. Fauth did not intend to accept your Board's decision to remain an independent public company and that he intended to pursue the matter aggressively. This meeting was followed, on May 21, 1999, by Mr. Fauth's demand for a stockholder list and other corporate information. On June 1, 1999, TSI provided him with the information that he was entitled to under Minnesota law.

The Fauth matter was again discussed at the May 27, 1999, board meeting, at which time it was concluded that William Blair would be retained to advise your Board of Directors. Your Board also scheduled a meeting in mid-June to address the revised strategic and operational plans of TSI for the next three to five years in light of the May 26, 1999 acquisition of Environmental Systems Corporation. The initial strategic plan had been discussed previously at the January board meeting.

By letter dated June 14, 1999, Mr. Fauth made a proposal to acquire TSI for $12.50 per share, subject to various contingencies. Your Board of Directors carefully considered this proposal at the already scheduled June 16, 1999, board meeting. At this meeting William Blair, which was already scheduled to make a comprehensive presentation regarding TSI and its options, also provided your Board with preliminary analysis of Mr. Fauth's proposal. Your Board considered, among other things:

*    TSI's historical financial results;

* TSI's current financial condition, including the recent acquisition of Environmental Systems Corporation;


* TSI's strategic and operational plans which evaluate and set forth plans for TSI's current technologies and markets;


*    the status of our research and development and new project prospects;

*    possible acquisitions;

*    the capability of our management and other employees;

* stock market information, including an analysis of selected publicly traded companies comparable to TSI, an analysis of selected comparable acquisition transactions, historical trading prices and relationship to a number of market indices, a discounted cash flow analysis of TSI's future earnings and general stock price premiums for sale of control of public companies;

* impact on employees, customers, community, suppliers, and others that have a relationship with TSI; and

*    Mr. Fauth's background and the companies he had previously acquired.

Following this analysis, your Board voted unanimously to reject Mr. Fauth's proposal, and Mr. Doubles confirmed this by letter dated June 18, 1999.

On June 16, 1999, before we could respond to his June 14, 1999, proposal, Mr. Fauth initiated a proxy contest. He is seeking to replace three current members of your Board, including your Chairman, President and Chief Executive Officer, James E. Doubles, with himself and two of his subordinates. Even if he were successful, he would not control a majority of your eight member Board. However, we believe this aggressive stance taken by Mr. Fauth is a first step in his effort to force a sale of TSI to himself at a price we believe is inadequate or to force an auction of TSI in the immediate future. We believe that Mr. Fauth's actions demonstrate his intention to gain control of TSI in a hostile manner that is not in the best interests of all stockholders.

In an attempt to facilitate his efforts, Mr. Fauth is also asking you to approve a number of changes to TSI's articles and bylaws. We believe that these proposals will, in the aggregate, impede TSI's ability to deal with the problem of hostile takeovers because they reduce your Board's opportunity to evaluate takeover proposals, to study alternatives and to determine the best course of action for TSI and its stockholders. In certain cases, these proposals give a single director veto power with regard to your company's response to a hostile takeover or certain other corporate actions.


We continue to aggressively pursue our strategic plan to grow the company. We have an attractive growth history with a compound growth rate of 18% per year over our 31 years as a public company. We recently acquired Environmental Systems Corporation which had $23 million in sales and $1.9 million in after-tax profits during calendar 1998. We also consolidated two under-performing divisions late in fiscal 1999. These factors, combined with growth in our core businesses, give us reason for optimism.


While we agree with Mr. Fauth that in recent years the public market has not responded to our past performance or future prospects with an increase in share price, we do not agree that it is a reason to sell the company now. If the public market turns around and small cap companies outperform larger companies, as has occurred in various periods, including 1991-94, we believe that current stockholders may not be adequately compensated if TSI is sold now.

If TSI is sold, we believe that you, our stockholders, would fail to realize the true value of TSI and forfeit an opportunity to participate in its future growth. The stockholders who have held the stock for a long period of time will pay a capital gain tax of up to 29%, depending on their state of residence, and have only the after-tax proceeds to reinvest.

YOUR VOTE IS VERY IMPORTANT. NO MATTER HOW MANY SHARES YOU OWN, PLEASE COMPLETE, SIGN, DATE AND MAIL (OR FAX BOTH SIDES OF) THE ENCLOSED WHITE PROXY CARD TO
VOTE:

     *    "FOR" OUR DIRECTOR NOMINEES (PROPOSAL 1 ON THE WHITE PROXY CARD);

     * "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS OUR INDEPENDENT AUDITORS (PROPOSAL 2 ON THE WHITE PROXY CARD); AND

     * "AGAINST" ALL OF THE JJF GROUP PROPOSALS TO AMEND OUR ARTICLES AND BYLAWS (PROPOSALS 3 THROUGH 8 ON THE WHITE PROXY CARD).




                                 PROPOSAL NO. 3
                     JJF GROUP EQUAL VOTING RIGHTS PROPOSAL

TSI, like many other Minnesota corporations, is subject to the Control Share Acquisition Act (the "Act"). This law was enacted by the Minnesota Legislature in 1984 in response to the proliferation of abusive takeover activity in the 1980s. It is intended to provide information to stockholders and to enable your Board of Directors to take a central role in protecting TSI and its stockholders if an unfriendly takeover is threatened. Under the law, this is achieved by, among other things, denying an acquirer the right to vote more than 20% of the outstanding stock, unless he receives stockholder or board approval to do so.


Mr. Fauth wants you to believe that continuing to have the Act apply to TSI will cause you to lose out on opportunities to sell your shares at a premium price. Minnesota corporations are and have been able to engage in appropriate transactions that bring value to stockholders while subject to the Act. If this were not the case, we believe that the Act would not have survived for 15 years. Mr. Fauth wants to override the Act so that he can continue to acquire TSI stock and take effective control of TSI without your approval or the approval of your Board of Directors. In a public company such as TSI, with a diverse shareholder base, many of whom do not vote, Mr. Fauth could fill six of eight board seats with his hand-picked nominees over a period of slightly more than one year. This is nothing more than a self-serving proposal and should be rejected.


WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 3 - JJF GROUP EQUAL VOTING RIGHTS PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

                                 PROPOSAL NO. 4
                       JJF GROUP DEFENSIVE ACTION PROPOSAL

Under most circumstances, your Board of Directors takes action by a majority vote. Mr. Fauth would like to impose a requirement of unanimity on your Board in order for your Board to adopt so-called "defensive actions."


In the first place, we believe Mr. Fauths proposal would add an extremely ambiguous Article XIII to TSI's Articles of Incorporation. Mr. Fauth's proposal would define "Defensive Action" to include "each and every action with the primary purpose or effect of impeding a change in control of this corporation...." What is a "Defensive Action?" Is voting to acquire a new company a "Defensive Action" if it increases the value of TSI making it a more costly takeover target? Is paying executives' salaries a "Defensive Action" if those executives oppose Mr. Fauth's agenda? If this proposal were adopted, we believe that if an inadequate offer were made, your Board would be limited in its ability to protect your interests. You and your Board of Directors need the flexibility to take all appropriate action to protect your interests. Adoption of this proposal would give a single director veto power over any action that could be characterized as a "Defensive Action."

While your Board has no present plans to adopt or propose for adoption a so-called "Defensive Action," TSI should preserve the right to take such action if necessary to ward off hostile takeover attempts, including any by Mr. Fauth. We believe that this proposal, if adopted, would limit the ability of your Board of Directors to act by majority vote to manage and direct the business and affairs of TSI. It would do this by shifting the power to make certain important decisions from the majority of your Board to a single director. In our view, this is inconsistent with the provision of the articles vesting this power in the Board as a whole. This is just another self-serving proposal by Mr. Fauth to further his plans to seize control of TSI and you should reject it.


WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 4 - JJF GROUP DEFENSIVE ACTION PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.


                                 PROPOSAL NO. 5
                         JJF GROUP MEETING DATE PROPOSAL


Mr. Fauth's proposal 5 would require that TSI's Annual Meeting of stockholders in the year 2000 be held not later than July 20, 2000, and that the date of the meeting be publicly announced by June 20, 2000. Our current bylaws require us to hold our annual meeting on the third Thursday in July unless otherwise determined by your Board. For over 30 years, we have held our annual meeting of stockholders not later than July 25th. We intend to continue this practice. Mr. Fauth is asking you to adopt a proposal that would require TSI to hold the annual meeting for 2000, not later than July 20, 2000 and that public notice of such meeting will be given not later than June 20, 2000. We would like the flexibility to select the date we first mail notice and the date for the meeting, in compliance with our bylaws and applicable law, without having to comply with Mr. Fauth's unnecessary and artificial deadlines. Like proposal 4, we believe that this proposal interferes with the ability of your Board to manage and direct the business and affairs of TSI.


WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 5 - JJF GROUP MEETING DATE PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.



                                 PROPOSAL NO. 6
                         JJF GROUP BYLAW REPEAL PROPOSAL


Mr. Fauth's proposal 6 would repeal any bylaws adopted by your Board between May 29, 1999, and the date of enactment of the proposed new bylaw. Your Board of Directors has not amended its bylaws since May 29, 1999. Your Board of Directors is not considering any proposals to amend its bylaws at this time or at any time before the 1999 Annual Meeting. Simply put, Mr. Fauth's proposal to repeal bylaw amendments adopted by your Board since May 29, 1999, is unnecessary and should be rejected.

WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 6 - JJF GROUP ENTRENCHMENT BYLAW REPEAL PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.


                                 PROPOSAL NO. 7
                  JJF GROUP BYLAW AMENDMENT PROTECTION PROPOSAL

Mr. Fauth's proposal 7 would prohibit your Board of Directors from amending or repealing any provision of our bylaws adopted by the stockholders. Under current Minnesota law and TSI's bylaws, stockholders have the right to adopt, amend or repeal bylaws adopted, amended or repealed by your Board. We believe that this proposal is unnecessary and should be rejected.

WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 7 - JJF GROUP BYLAW AMENDMENT PROTECTION PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.



                                 PROPOSAL NO. 8
                  JJF GROUP ANTI-POISON PILL/DILUTION PROPOSAL


Mr. Fauth proposal 8 would limit your Board of Directors' ability to adopt a so-called "poison pill" or "stockholder rights plan" or, in certain circumstances, to issue additional securities of TSI. A stockholder rights plan is a protective measure that can be used to prevent coercive and hostile takeover attempts. While your Board has in the past considered adopting such a plan, it has to date elected not to do so. If your Board adopted a "poison pill," you would be entitled to purchase or receive one or more shares or other securities at a discount if someone acquired a large block of shares or in the event certain other events designed to take over control of TSI occurred. The effect of the poison pill is to dilute the share ownership of the person acquiring TSI on a hostile basis and to discourage the hostile takeover.


Mr. Fauth also wants to limit your Board of Directors' ability to issue so called "New Securities" (i.e., issuing securities that would increase the number of outstanding shares to more than 11.5 million). That would limit your Board's ability to block a hostile takeover by issuing shares to stockholders or selling shares to a friendly party. More importantly we believe it would also limit your Board's ability to acquire new businesses or technologies through the issuance of TSI stock. For example, if TSI had the opportunity to acquire a desirable strategic partner for 500,000 shares of its capital stock, a single director, including one of Fauth's directors, if elected, could prevent the acquisition even though every other director favors it. Such limitations unduly interfere with your Board's management and direction of TSI's business affairs.


The amendment to TSI's articles proposed by Mr. Fauth could prevent your Board of Directors from successfully defending against hostile takeover attempts and could limit your Board's ability to take advantage of corporate opportunities requiring the issuance of additional capital stock. You should reject this proposal.

WE URGE YOU TO VOTE AGAINST THE ADOPTION OF PROPOSAL 8 - JJF GROUP ANTI-DILUTION PROPOSAL ON THE ENCLOSED WHITE PROXY CARD.

                             SOLICITATION OF PROXIES

We have retained Corporate Investor Communications, Inc. ("CIC") to solicit proxies pursuant to our Proxy Statement and to provide us with related advisory services. In addition to the methods of solicitation described above under "General" we may use advertisements, facsimile or telegraph to solicit proxies and CIC may make telephone calls on our behalf. We have agreed to pay CIC a fee of up to $35,000, together with reimbursement of out-of-pocket expenses. CIC will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that approximately 25 persons will be used by CIC to solicit our stockholders for the 1999 Annual Meeting.

The entire expense of soliciting proxies on behalf of TSI will be paid by TSI. Costs of this solicitation of proxies are estimated to be approximately $100,000 to $150,000.

                                 VOTING METHODS

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" OUR PROPOSALS 1 AND 2 AND THAT YOU VOTE "AGAINST" MR. FAUTH'S AND THE JJF GROUP PROPOSALS 3-8.

No matter how many shares you own, your vote is important. Please vote by signing, dating and mailing your white proxy card today. If you wish you can fax both sides of your completed proxy card to our proxy solicitor, CIC, at fax number (201)804-8693.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR REQUIRE ADDITIONAL INFORMATION CONCERNING OUR PROXY STATEMENT, PLEASE CONTACT CIC AT THE ADDRESS AND TOLL-FREE PHONE NUMBER LISTED BELOW.

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                                111 COMMERCE ROAD
                           CARLSTADT, NEW JERSEY 07072
                                 1-877-460-9337

                             EXECUTIVE COMPENSATION

The following table shows, on an accrual basis, the aggregate compensation received from TSI and its subsidiaries for the fiscal years ended March 31, 1999, 1998, and 1997, by each person who was an executive officer of TSI (a total of three people) and whose total remuneration for fiscal 1999 exceeded $100,000:

                        TABLE OF SUMMARY COMPENSATION(1)

                                       ---------------------------------------------------------------------
                                                                                          LONG-TERM
                                              ANNUAL COMPENSATION                       COMPENSATION
                                       --------------------------------     --------------------------------
                                                                                AWARDS
                                                                                ------

                                                                            NUMBER OF SHARES     ALL OTHER
NAME AND                                              CASH        TOTAL     UNDERLYING STOCK    COMPENSATION
PRINCIPAL POSITION             YEAR    SALARY($)    BONUS(2)     SALARY     OPTIONS GRANTED       ($)(3)
------------------------------------------------------------------------------------------------------------
James E. Doubles, Chairman,    1999     236,980      11,941      248,921        33,174             10,000
President & CEO                1998     219,348           0      219,348        32,071             10,493
                               1997     192,980           0      192,980        13,736             10,237

------------------------------------------------------------------------------------------------------------
Robert F. Gallagher, Vice      1999     139,044       7,129      146,173        17,491              8,654
President and CFO (4)          1998     108,639           0      108,639        16,596              6,680

------------------------------------------------------------------------------------------------------------
Lowell D. Nystrom,             1999      93,426       4,780       98,206        15,617              5,803
Senior Vice President          1998     154,310           0      154,310         7,621              9,566
                               1997     170,480           0      170,480        11,973             10,048

---------------
(1) No other annual compensation was paid, no restricted stock was awarded and no payouts were made under any long-term incentive compensation plan.

(2) TSI also made payments of $966,000 for fiscal 1999 under the TSI Incorporated Cash Profit Bonus Program based on a formula adopted by your Board of Directors which specifies an amount equal to 15 percent of the pretax operating earnings above 12 percent of non-cash assets employed, paid to all eligible employees. For fiscal 1999, TSI's payments under this program for Mr. Doubles, Mr. Gallagher, and Mr. Nystrom were $11,941, $7,129, and $4,780, respectively.

(3) During fiscal 1999, TSI maintained a 401(k) profit sharing plan (the TSI Incorporated Employee Retirement and Profit Sharing Plan) for which substantially all regular employees of TSI and certain of its subsidiaries who have been employed for at least one year are eligible. Employees may make salary reduction contributions to the plan in accordance with Section 401(k) of the Internal Revenue Code. For fiscal 1999, TSI matched 50 percent of such contributions up to three percent of each employee's compensation and 25 percent of such contributions over three percent but not greater than six percent of each employee's compensation. In addition, TSI makes annual profit-sharing contributions to the plan as determined by your Board of Directors of TSI. For fiscal 1999, TSI made a profit-sharing (retirement) contribution equal to four percent of compensation paid to all eligible employees. In total, for fiscal 1999, TSI contributed $1,048,000 to the TSI Incorporated Employee Retirement and Profit Sharing Plan, of which $685,000 was contributed as the four percent of eligible compensation and $363,000 was contributed as matching funds for salary reduction contributions by employees. For fiscal 1999, TSI's profit-sharing and matching contributions to the plan for Mr. Doubles, Mr. Gallagher, and Mr. Nystrom were $10,000, $8,654, and $5,803, respectively.

(4) Mr. Gallagher became Vice President and Chief Financial Officer of TSI in December 1997. Mr. Gallagher was the Controller of TSI for more than five years prior to December 1997.


                   TABLE OF OPTION GRANTS IN LAST FISCAL YEAR


                 Individual Options Granted in Last Fiscal Year

                       NUMBER OF     % OF TOTAL
                        SHARES         OPTIONS                                        POTENTIAL REALIZABLE VALUE AT
                      UNDERLYING     GRANTED TO      EXERCISE OR                         ASSUMED ANNUAL RATES OF
                        OPTIONS     EMPLOYEES IN     BASE PRICE                       STOCK PRICE APPRECIATION FOR
NAME                    GRANTED      FISCAL YEAR     ($/SH)(3)     EXPIRATION DATE          OPTION TERMS(4)
                                                                                         5%($)           10%($)
James E. Doubles       10,210(1)         4             8.0315        Jan 22, 2006       33,383           77,796
                       13,344(2)         6             8.0625       April 1, 2006       43,798          102,069

Robert F. Gallagher     4,731(1)         2             8.0315        Jan 22, 2006       15,469           36,048
                        7,995(2)         3             8.0625       April 1, 2006       26,242           61,154

Lowell D. Nystrom       3,507(1)         1             8.0315        Jan 22, 2006       11,467           26,722
                        5,342(2)         2             8.0625       April 1, 2006       17,534           40,861

---------------
(1) Options were granted under the Stock Option Plan of 1992 with an exercise price equal to the market price on the date of grant and become exercisable in 33 1/3 percent annual installments commencing one year from the date of grant.

(2) Referenced options are grants of Management Performance Options which are made after TSI's financial results for the fiscal year are available, but relate to performance in the fiscal year to which this table relates and are, therefore, disclosed herein. Such options are immediately exercisable and were granted pursuant to the Management Performance Option Plan under the Stock Option Plan of 1992.

(3) The number, kind, and price of the shares subject to each outstanding option will be proportionately and appropriately adjusted in the event of any stock dividend, stock split, recapitalization, reclassification, or similar change in TSI's outstanding securities.

(4)  Based on actual option term and annual compounding.

                  TABLE OF OPTION EXERCISES AND YEAR-END VALUE

Aggregated Options Exercised in Last Fiscal Year and Year-End Option Value(1)

                                                                                       VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                                      AT FISCAL YEAR-END(1)             FISCAL YEAR-END(2)
                        SHARES        VALUE
                      ACQUIRED ON    REALIZED                      UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
NAME                  EXERCISE(#)      ($)        EXERCISABLE(#)        (#)             ($)             ($)
James E. Doubles            0              0         48,505           25,926           1,126           4,464

Robert F. Gallagher         0              0         22,460           13,037          15,875           2,069

Lowell D. Nystrom       5,286         23,315         49,768            4,693         105,872           1,534



--------------
(1) Does not include Management Performance Options granted as of April 1, 1999, to the named executives based on their performance during fiscal 1999.



(2) Represents the difference between the midpoint between the high and low reported trades on the Nasdaq National Market system of TSI's Common Stock on March 31, 1999, $8.4688, and the exercise price of the options.

EMPLOYEE STOCK PURCHASE PLAN

TSI's Employee Stock Purchase Plan of 1994 provides for the offering of Common Stock of TSI to employees of TSI and certain of its subsidiaries under the plan at a price lower than current market price (not less than 85 percent of the lesser of the fair market value of TSI's Common Stock on the date the option is granted or on the date the option is exercised), and provides for purchase of such shares through payroll deduction. During fiscal 1999, stock options for an aggregate of 70,124 shares of Common Stock of TSI were granted under this plan. During fiscal 1999, Mr. Doubles and Mr. Gallagher were the only executive officers who participated in the plan. Mr. Doubles exercised his option to purchase 2,130 shares and Mr. Gallagher exercised his option to purchase 2,000 shares.

DIRECTOR COMPENSATION

Each director who is not also an employee of TSI currently receives cash compensation at a rate of $12,000 per year for serving on your Board. Under the TSI's Stock Option Plan of 1992, directors who are not employees of TSI annually receive a nonstatutory option, granted on the date of the annual meeting, to purchase 1,500 shares of Common Stock at the fair market value at the date of annual meeting. On July 23, 1998, outside directors, Messrs. Sullivan, Levesque, Whalen, Carlson, and Roering, were each granted options to purchase 1,500 shares of Common Stock at an exercise price of $7.22 per share.

EMPLOYMENT CONTRACTS

TSI does not have long-term employment contracts with its executive officers. At its June 16, 1999, board meeting, your Board approved stay in place agreements for each of the three executive officers (Messrs. Doubles, Gallagher and Nystrom). The Board did not approve these arrangements as an anti-takeover device although Mr. Fauth may characterize these as such. These agreements are designed to encourage the executive officers' continued employment with TSI notwithstanding offers which may come to them during the current period of instability caused by Mr. Fauth's actions. Under the terms approved by your Board, in the event of a change of control, these executive officers will be entitled to receive as severance upon a constructive discharge of their employment without cause, a lump sum payment based upon their current compensation and fringe benefits (exclusive of stock options). With respect to Mr. Doubles, the severance would be equal to two years compensation and fringe benefits if a constructive discharge is within one year of the change in control, and one year compensation and fringe benefits if a constructive discharge is between one and two years after the change of control. With respect to Messrs. Gallagher and Nystrom, the severance would be equal to one years compensation and fringe benefits if a constructive discharge is within one year of the change in control, and six months compensation and fringe benefits if a constructive discharge is between one and two years of the change in control. TSI is currently negotiating terms of these agreements with the officers. Based upon the terms approved by the Board, a constructive discharge within one year after change of control would require payments estimated at $626,000, $184,000, $124,000 for Messrs. Doubles, Gallagher and Nystrom, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks with other companies within the meaning of the SEC proxy rules and none of the members of the Committee of Outside Directors has been an officer or employee of TSI or its subsidiaries.

REPORT OF THE COMMITTEE OF OUTSIDE DIRECTORS

The Committee of Outside Directors recommends to your Board the salary levels, benefit programs, and incentive compensation plans of all executive officers. Committee members consist of the five outside board members.

To maintain a consistent philosophy of compensation throughout TSI, almost all compensation programs apply to all employees of TSI. This is based on the philosophy that company success is based on the coordinated efforts of all employees. As explained below, executive officers are compensated similarly to all other employees of TSI, except that they also participate in a performance stock option plan that provides rewards based on the growth and profitability of TSI.

COMPENSATION PHILOSOPHY

The goals of the compensation program are to align compensation with business objectives and performance, and to enable TSI to attract, retain, and reward employees who contribute to the long-term success of TSI. TSI's compensation program for executive officers is based on the same three principles applicable to compensation decisions for all employees of TSI:

TSI PAYS COMPETITIVELY

TSI is committed to providing a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, TSI regularly compares its pay practices with those of other comparable companies and sets its pay parameters based on this review.

TSI PAYS FOR PERFORMANCE

The performance-based stock option program rewards executive officers based on corporate growth and profitability. In addition to comparing salaries with those of other comparable companies, salary levels are established by considering corporate performance and individual factors that take into account management effectiveness in areas not directly related to financial performance.

TSI STRIVES FOR FAIRNESS IN THE ADMINISTRATION OF PAY

TSI applies its compensation philosophy worldwide. TSI strives to achieve a balance of the compensation paid to a particular executive and the compensation paid to other executives both inside TSI and at comparable companies.

COMPENSATION VEHICLES

TSI's compensation program includes cash and equity-based compensation. It has permitted TSI to successfully attract and retain key employees, the result being the ability to provide useful products and services to our customers, to enhance stockholder value, to motivate technical innovation, to foster teamwork, and to adequately reward employees.

LIMITS ON DEDUCTIBLE COMPENSATION PAYABLE TO EXECUTIVE OFFICERS

The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code") limiting corporate deductions to $1,000,000 for certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies. TSI does not believe it will pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 in the foreseeable future. Therefore, TSI does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate a policy if compensation levels ever approach $1,000,000.

CASH-BASED COMPENSATION

SALARY

TSI sets base salary for all employees, including executive officers, by considering the responsibilities of each position and reviewing performance. Salaries are surveyed and compared with the mid-ranges of the aggregate of base salary and annual bonus for competitive positions in the market.

PROFIT SHARING/RETIREMENT

TSI provides an annual retirement contribution of four percent of credited compensation for all employees, including executive officers, or 100 percent of TSI's pre-tax income for the fiscal year, whichever is less. In addition, TSI provides matching contributions of 50 percent of employee salary reduction contributions up to three percent of such employee's compensation and 25 percent of such contributions over three percent but not greater than six percent of such employee's compensation. In addition, if the return on average assets, excluding cash, exceeds 12 percent, a cash bonus equal to 15 percent of pretax profits over the 12 percent threshold is paid to eligible participants. Executive officers and senior management participated in this cash profit bonus program during fiscal 1999.

EQUITY-BASED COMPENSATION

INCENTIVE STOCK OPTION PROGRAM

Approximately 40 percent of TSI's employees, including executive officers, have incentive stock options, the number depending primarily on responsibility level. This program grants options each year totaling up to two percent of the outstanding stock.

MANAGEMENT PERFORMANCE STOCK OPTION PROGRAM

Executive officers participate in a Management Performance Stock Option program. The number of shares granted is based on return on equity, performance against operation plan, and the size of TSI. The options granted fall within the two percent of outstanding stock allowed under the Incentive Stock Option Plan.

The intent of this program is to provide executive officers with an incentive program dependent upon both the performance of TSI for the current year (number of shares) and the future performance of TSI (growth in value of shares). Under this plan the number of shares available for executive officers depends on the total sales level of TSI and the performance of TSI in achieving return on equity for each fiscal year, based on a formula adopted by your Board of Directors. Granting of option shares begins at a level of 10 percent return on equity and reaches a maximum at 22 percent return on equity. For fiscal 1999, at a total sales level of $85 million, a maximum of 39,060 shares would have been available to grant to executive officers. Because performance under this plan was at 68.3 percent of maximum potential, the option shares granted to executive officers was 26,681 shares.

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

At a given date each year, all employees who own less than five percent of TSI's outstanding stock can set aside a certain percentage of their salary for purchase of TSI stock under a qualified Employee Stock Purchase Plan. Twelve months later, the employee can use the money set aside to purchase stock at 15 percent less than the market price at the beginning of the year or at the end of the year, whichever is less. Two of the three executive officers were eligible to participate in this plan in fiscal 1999.

RATIONALE FOR CEO COMPENSATION

Mr. James E. Doubles, Chairman, President and Chief Executive Officer was elected CEO of TSI in July 1997, and Chairman in July 1998. Mr. Doubles was President and Chief Operating Officer of TSI from July 1992, to July 1997. His base compensation is determined using comparisons to industry data and he participates in exactly the same plans as other key executives. The committee reviews the mid-ranges of executive compensation survey data, current, and historical company performance and establishes a base salary that is considered fair and equitable. Mr. Doubles' participation in the Management Performance Stock Option Program provides incentive compensation tied to company performance that emphasizes long-term growth of stockholder value. For fiscal 1999, Mr. Doubles was granted stock options for 13,344 shares of stock under this plan. A maximum of 19,556 shares could have been granted to him if performance had reached 100 percent under this plan.


COMMITTEE OF OUTSIDE DIRECTORS

Kenneth J. Roering, Chair
John F. Carlson
Joseph C. Levesque
Donald M. Sullivan
Lawrence J. Whalen

STOCK PRICE PERFORMANCE GRAPH

Set forth on the next page is a line graph comparing the yearly percentage change in the cumulative total stockholder's return on Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S.) and a Peer Group Index for the period of five fiscal years starting April 1, 1994, and ending March 31, 1999. The Peer Group Index includes all the Nasdaq U.S. companies referenced under the three digit SIC code number 382, Laboratory and Analytical Instruments. A total of 123 companies fell into this category during the five-year period ended March 31, 1999, with 79 of these companies still active on March 31, 1999. TSI selected this Peer Group Index because it includes many similar companies engaged in comparable markets. Calculations and preparation of index data were done for TSI by the Center for Research in Securities Prices ("CRSP") at the University of Chicago, using market value weighted stock prices and assuming dividend reinvestments over the five-year period, as required by the Securities and Exchange Commission. The graph also shows the appropriate broad market index, which is the Nasdaq Stock Market (U.S.), as prepared by CRSP.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                              Performance Graph for
                                TSI Incorporated

                              [PLOT POINTS GRAPH]


CRSP TOTAL
RETURNS INDEX FOR:                     3/31/94    3/31/95    3/31/96    3/31/97    3/31/98    3/31/99
                                       -------    -------    -------    -------    -------    -------
TSI Incorporated                        100.0      110.9      218.2      235.6      219.5      206.9

Nasdaq Stock Market (US Companies)      100.0      111.3      151.1      167.8      254.4      352.4

Nasdaq Stocks (SIC 3820-3829 US         100.0      122.6      159.3      207.1      251.9      214.0
Companies) Lab Apparatus & Analyt,
Opt, Measuring, & Controlling Instr


NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.   The index level for all series was set to $100.0 on 03/31/94.


PRINCIPAL STOCKHOLDERS

Information as to the name and holdings of each person known by TSI to be the beneficial owner of more than five percent of its Common Stock as of May 27, 1999, each director of TSI, each of TSI's executive officers named in the Summary Compensation table in the Proxy Statement, and all executive officers and directors of TSI as a group, is set forth below. Except as indicated below, TSI believes that each of such persons or their spouse has the sole voting and investment powers with respect to such shares:



--------------------------------------------------------------------------------------------
                     NAME AND ADDRESS OF BENEFICIAL    AMOUNT OF COMMON STOCK     PERCENT OF
TITLE OF CLASS                  OWNER                    BENEFICIALLY OWNED          CLASS
--------------------------------------------------------------------------------------------
Common Stock         Mairs and Power, Inc.                   1,196,105               10.6
                     332 Minnesota Street
                     Suite W-2062
                     St. Paul, MN 55101

-------------------------------------------------------------------------- ---------------
Common Stock         Leroy M. Fingerson                        775,043(1)             6.9
                     1612 Oak Avenue
                     Arden Hills, MN 55112

-------------------------------------------------------------------------- ---------------
Common Stock         John J. Fauth                             652,000                5.8
                     3100 Metropolitan Centre
                     333 South Seventh Street
                     Minneapolis, MN 55402

------------------------------------------------------------------------------------------
Common Stock         Lowell D. Nystrom                         650,057(2)             5.8
                     500 Cardigan Road
                     Shoreview, MN 55126

------------------------------------------------------------------------------------------
Common Stock         Frank D. Dorman                           470,474(3)             4.2

------------------------------------------------------------------------------------------
Common Stock         James E. Doubles                          135,849(4)             1.2

------------------------------------------------------------------------------------------
Common Stock         Robert F. Gallagher                        49,293(6)             0.4

------------------------------------------------------------------------------------------
Common Stock         Donald M. Sullivan                         47,000(5)             0.4

------------------------------------------------------------------------------------------
Common Stock         Kenneth J. Roering                         33,750(5)             0.3

------------------------------------------------------------------------------------------
Common Stock         Lawrence J. Whalen                         31,500(5)             0.2

------------------------------------------------------------------------------------------
Common Stock         John F. Carlson                            23,048(5)             0.2

------------------------------------------------------------------------------------------
Common Stock         Joseph C. Levesque                          4,500(7)              --

------------------------------------------------------------------------------------------
Common Stock         All directors and executive
                     officers as a group(9 persons)          1,445,471               12.9

------------------------------------------------------------------------------------------



-------------------

(1) Includes 55,655 shares of Common Stock which Dr. Fingerson has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.
(2) Includes 55,110 shares of Common Stock which Mr. Nystrom has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.
(3) Includes 9,564 shares of Common Stock which Mr. Dorman has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.
(4) Includes 61,849 shares of Common Stock which Mr. Doubles has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.

(5) Includes 6,000 shares of common stock that each outside director has the option to acquire under the Stock Option Plan of 1992.
(6) Includes 30,455 shares of common stock which Mr. Gallagher has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.
(7) Includes 4,500 shares of common stock which Mr. Levesque has the right to acquire by the exercise of stock options he holds under the Stock Option Plan of 1992.


                  SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TSI's directors and executive officers, and persons who own more than ten percent of a registered class of TSI's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TSI. Officers, directors and greater than ten percent stockholders are also required by SEC regulation to furnish TSI with copies of all Section 16(a) forms they file.

To TSI's knowledge, based solely on review of the copies of such reports furnished to TSI and written representations that no other reports were required, during the fiscal year ended March 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            PROPOSALS OF STOCKHOLDERS



Any stockholder proposal intended to be considered for inclusion in the Proxy Statement for presentation at the 2000 Annual Meeting must be received by TSI by March 4, 2000. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested that the proposal be submitted by certified mail, return receipt requested. Stockholders who intend to present a proposal at the 2000 Annual Meeting without including such proposal in TSI's proxy statement must provide TSI notice of such proposal no later than May 18, 2000. TSI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.



                                  OTHER MATTERS

Your Board of Directors does not intend to bring before the meeting any business other than the election of directors and the ratification of our independent auditors as set forth in this Proxy Statement and has not been informed that any other business (other than the JJF Group Proposals discussed above) is to be presented at the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed white proxy to vote such proxy in accordance with their best judgment.



If any matters properly come before our 2000 Annual Meeting, but we did not receive notice of it prior to May 18, 2000, the persons named in our proxy card for that Annual Meeting will have the discretion to vote the proxies on such matters in accordance with their best judgment.



Please sign and return promptly the enclosed white proxy in the envelope provided voting FOR of our Proposals 1 and 2 and voting AGAINST the JJF Group Proposals 3 through 8. The signing of a proxy will not prevent your attending the meeting and voting in person.


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By Order of your Board of Directors,





Laura J. Cochrane
Secretary
July 2, 1999




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TSI INCORPORATED                                                           PROXY

PROXY SOLICITED BY YOUR BOARD OF DIRECTORS FOR ANNUAL MEETING OF
STOCKHOLDERS -- JULY 22, 1999

The undersigned stockholder of TSI Incorporated appoints James E. Doubles, Robert F. Gallagher, Laura J. Cochrane, and each of them, as attorneys, agents and proxies of the undersigned with full power of substitution in each of them, to vote in the name and on behalf of the undersigned at the Annual Meeting of Stockholders of TSI to be held on July 22, 1999, at 9:30 a.m., Central Daylight Time, at TSI's corporate offices, 500 Cardigan Road, Shoreview, Minnesota 55126, and until adjournments thereof, all of the shares of common stock of TSI which the undersigned would be entitled to vote if personally present, with the powers the undersigned would possess if personally present.

TO VOTE IN ACCORDANCE WITH YOUR BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE EXECUTE AND RETURN THIS PROXY PROMPTLY. YOUR COOPERATION WILL BE APPRECIATED.

If you have any questions, please contact our proxy solicitor, CIC, at the following toll-free number 1-877-460-9337.

                      SEE REVERSE FOR VOTING INSTRUCTIONS.


YOUR BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.   ELECTION OF DIRECTORS:  Nominees are:      John F. Carlson
                                                Lowell D. Nystrom
                                                James E. Doubles

              [ ] VOTE FOR all nominees         [ ] Vote WITHHELD
                  (except those listed              from all nominees
                  above)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
WRITE THE NAME OF THE INDIVIDUAL(S) IN THE BOX PROVIDED TO THE RIGHT)
                                           ____________________________________
                                          |                                    |
                                          |____________________________________|


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2.   RATIFYING THE APPOINTMENT of KPMG Peat Marwick LLP as the independent auditors of TSI for the fiscal year ending March 31, 2000.

               [ ] For            [ ] Against            [ ] Abstain

      YOUR BOARD RECOMMENDS A VOTE "AGAINST" PROPOSALS 3, 4, 5, 6, 7 AND 8.

3. PROPOSAL TO ADOPT a bylaw provision to eliminate the effect of the Minnesota Control Share Acquisition Act on an acquirer of TSI's stock.

               [ ] For            [ ] Against            [ ] Abstain

4. PROPOSAL TO ADOPT an amendment to the articles of incorporation that requires the unanimous approval of the Board of Directors to adopt a defensive action.

               [ ] For            [ ] Against            [ ] Abstain


5. PROPOSAL TO REQUIRE TSI to hold its 2000 annual meeting no later than July 20, 2000, and to give public notice of the 2000 annual meeting by June 20, 2000.


               [ ] For            [ ] Against            [ ] Abstain

6. PROPOSAL TO REPEAL any bylaws adopted by the Board since May 29, 1999 and before the date of the proposed amendment.

               [ ] For            [ ] Against            [ ] Abstain

7. PROPOSAL TO AMEND TSI's bylaws to prohibit the Board of Directors from amending or repealing any provision of TSI's bylaws adopted by the stockholders.

               [ ] For            [ ] Against            [ ] Abstain


8. PROPOSAL TO AMEND TSI's articles of incorporation to prohibit your Board of Directors prior to December 31, 2000, from adopting a shareholders rights plan or issuing securities that would increase the number of outstanding shares to more than 11,500,000 except by unanimous action by your Board.


               [ ] For            [ ] Against            [ ] Abstain

9. THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEMS 3, 4, 5, 6, 7 AND 8.

[ ] I PLAN TO ATTEND THE MEETING


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Address Change? Mark Box [ ]  Indicate changes below: Dated: ______________

                     Signature(s) in Box   ____________________________________
                                          |                                    |
                                          |____________________________________|

Please sign exactly as your name appears on the white proxy card. When signing as attorney, guardian, executor, administrator or trustee, please give title. If the signer is a corporation, please give the full corporate name and sign by a duly authorized officer, showing the officer's title. EACH joint owner is requested to sign.


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